Exhibit 99.4

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the inclusion of our opinion letter dated October 11, 2021 to the board of directors of Umpqua Holdings Corporation (“Umpqua”) in its entirety as Annex D to the joint proxy statement/prospectus which forms a part of Amendment No. 1 to the registration statement on Form S-4 (the “Registration Statement”) relating to the proposed merger of Cascade Merger Sub, Inc., a wholly owned subsidiary of Columbia Banking System, Inc., with and into Umpqua and (ii) the references to such opinion in such joint proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

J.P. MORGAN SECURITIES LLC

December 2, 2021